AMSCAN HOLDINGS, INC.

SECOND AMENDMENT
AND LIMITED WAIVER
TO AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT

                 This SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT (this “Amendment”) is dated as of September 19, 2000 and entered into by and among AMSCAN HOLDINGS, INC., a Delaware corporation (“Company”), the financial institutions listed on the signature pages hereof (“Lenders”), GOLDMAN SACHS CREDIT PARTNERS L.P., as arranger and syndication agent for Lenders (“Arranger”), and FLEET NATIONAL BANK, as administrative agent for Lenders (“Administrative Agent”), and is made with reference to that certain Amended and Restated Revolving Loan Credit Agreement dated as of September 17, 1998, as amended to the date hereof (as so amended, the “Credit Agreement”) by and among Company, Lenders, Arranger and Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

                 WHEREAS, Company and Lenders desire to amend certain provisions of the Credit Agreement and to waive certain other provisions of the credit agreement in connection with Company's proposed development, construction and financing of the New Chester Distribution Center (as hereinafter defined on the terms and conditions set forth herein):

                 NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

                 Section 1.    AMENDMENTS TO THE CREDIT AGREEMENT

1.1	Amendments to Section 1: Provisions Relating to Defined Terms

                 A.      Subsection 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“Disbursement Letter” means the Letter Agreement regarding Chester Distribution Center dated as of September 19, 2000, entered into by the Company for the benefit of the Agents and Lenders and attached hereto as Exhibit A.

“New Chester Distribution Center” means the new distribution center to be built by Company or one of its Subsidiaries in Chester, New York on land acquired after the date hereof.

“New Chester Distribution Center Collateral” means the land and improvements comprising the New Chester Distribution Center.

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“New Chester Distribution Center Permanent Financing” means Indebtedness, including Indebtedness to the New York Jobs Development Authority d/b/a Empire State Development Corporation and Fleet Bank or another institutional lender, the proceeds of which are used to repay Indebtedness (including Revolving Loans) incurred to finance a portion of the construction and development of the New Chester Distribution Center, provided that (i) such Indebtedness is secured only by liens permitted under subsection 7.2(A)(vi), (ii) the aggregate amount of such Indebtedness does not exceed $21,000,000 at any time (reduced by any principal payments thereon), (iii) the proceeds thereof are applied to repay Revolving Loans dollar for dollar to the extent there are Revolving Loans outstanding and (iv) the other terms thereof are reasonably acceptable to Administrative Agent and Arranger.

                 B.      Subsection 1.1 of the Credit Agreement is hereby further amended by restating the following definitions contained therein, in their entirety, as follows:

“Applicable Revolving Base Rate Margin” means, as at any date of determination, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination with any change in the Applicable Revolving Base Rate Margin to be effective on the date of any corresponding change in the Applicable Leverage Ratio.

Applicable Leverage Ratio	Applicable Revolving Base Rate Margin
5.25:1.00 or greater	1.50%
4.75:1.00 or greater, but less than 5.25:1.00	1.25%
4.25:1.00 or greater, but less than 4.75:1.00	1.00%
3.75:1.00 or greater, but less than 4.75:1.00	0.75%
3.25:1.00 or greater, but less than 4.25:1.00	0.50%
less than 3.25:1.00	0.25%

AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT	2	EXECUTION
“Applicable Revolving Eurodollar Rate Margin” means, as at any date of determination, with respect to any Eurodollar Rate Loans a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of the first day of the Interest Period for such Eurodollar Rate Loans:

Applicable Leverage Ratio	Applicable Revolving Eurodollar Rate Margin
5.25:1.00 or greater	2.50%
4.75:1.00 or greater, but less than 5.25: 1.00	2.50%
4.25:1.00 or greater, but less than 4.75:1.00	2.00%
3.75:1.00 or greater, but less than 4.25:1.00	1.75%
3.25:1.00 or greater, but less than 3.75:1.00	1.125%
less than 2.75:1.00	0.875%

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) provisions for taxes based on income, (iii) scheduled repayments of principal on the Loans and other Indebtedness, and (iv) Consolidated Capital Expenditures (other than Consolidated Capital Expenditures permitted under clause (ii) of the last paragraph of subsection 7.8 for the acquisition of land for, and the development and construction of, the New Chester Distribution Center and capitalized interest in respect thereof) to the extent paid for in cash, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

1.2	Amendments to Section 2: Amount and Terms of Commitments and Loans

                Subsection 2.4A(iii) of the Credit Agreement is hereby amended by adding a new clause (g) to read in its entirety as follows:

“(g) Permanent Financing.

Upon the incurrence of any New Chester Distribution Center Permanent Financing, Company shall apply all proceeds of such New Chester Distribution

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Center Permanent Financing (net of fees and expenses incurred in connection with such financing) to repay the Revolving Loans then outstanding.”

1.3	Amendments to Section 4: Conditions to Effectiveness; Conditions to Loans and Letters of Credit

                Section 4 of the Credit Agreement is hereby amended by adding a new subsection 4.4 to read in its entirety as follows:

“4.4	New Chester Development Facility Revolving Loans

In addition to the conditions to all Revolving Loans set forth in subsection 4.2, above, the obligations of Lenders to make Revolving Loans with respect to the acquisition, construction or development of the New Chester Distribution Center shall be subject to compliance with the terms of the Disbursement Letter.”

1.4	Amendments to Section 6: Company’s Affirmative Covenants

                Section 6 of the Credit Agreement is hereby amended by adding a new subsections 6.14 to read in their entirety as follows:

“6.14	New Chester Permanent Financing

Company shall use its best efforts to consummate the New Chester Distribution Center Permanent Financing by August 30, 2001; provided, that such date may be extended by Company by written notice to Administrative Agent and Arranger, to a date not later than December 31, 2001, to the extent the commitments for the New Chester Distribution Center Permanent Financing have been extended to such later date.”

1.5	Amendments to Section 7: Company’s Negative Covenants

A.	Subsection 7.1 – Indebtedness and Issuance of Disqualified Stock

                Subsection 7.1 of the Credit Agreement is hereby amended by adding a new clause (xii) to read in its entirety as follows:

“(xii) Company and any of its Subsidiaries may become liable for the New Chester Distribution Center Permanent Financing.”

B.	Subsection 7.2 – Liens and Related Matters

                Subsection 7.2A of the Credit Agreement is amended by adding a new clause (vi) to read in its entirety as follows:

“(vi) Liens on the New Chester Distribution Center Collateral securing the New Chester Distribution Center Permanent Financing, provided that such Liens attach only to the New Chester Distribution Center Collateral.”

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C.	Subsection 7.6 - Financial Covenants

                1.      Subsection 7.6A of the Credit Agreement is hereby amended by restating it in its entirety as follows:

“A. Minimum Fixed Charge Coverage Ratio. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Fixed Charges for any four-Fiscal Quarter period ending on any of the dates set forth below to be less than the correlative ratio indicated:”

Period Ending	Minimum Fixed Charge Coverage Ratio
September 30, 1998	1.00:1.00
December 31, 1998	1.00:1.00
March 31, 1999	1.00:1.00
June 30, 1999	1.00:1.00
September 30, 1999	1.00:1.00
December 31, 1999	1.00:1.00
March 31, 2000	1.10:1.00
June 30, 2000	1.10:1.00
September 30, 2000	1.10:1.00
December 31, 2000	1.10:1.00
March 31, 2001	1.10:1.00
June 30, 2001	1.10:1.00
September 30, 2001	1.10:1.00
December 31, 2001	1.10:1.00
March 31, 2002	1.10:1.00
June 30, 2002	1.10:1.00
September 30, 2002	1.10:1.00
December 31, 2002	1.15:1.00

                 2.       Subsection 7.6B of the Credit Agreement is hereby amended by restating it in its entirety as follows:

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“B. Minimum Consolidated Adjusted EBITDA. Company shall not permit Consolidated Adjusted EBITDA for any four Fiscal Quarter period ending on the dates set forth below to be less than the correlative amount indicated:”

Period Ending	Minimum Consolidated Adjusted EBITDA
September 30, 1998	41,735,000
December 31, 1998	45,560,000
March 31, 1999	46,750,000
June 30, 1999	47,090,000
September 30, 1999	49,300,000
December 31, 1999	52,360,000
March 31, 2000	53,520,000
June 30, 2000	54,680,000
September 30, 2000	55,840,000
December 31, 2000	53,000,000
March 31, 2001	53,250,000
June 30, 2001	54,000,000
September 30, 2001	55,500,000
December 31, 2001	57,000,000
March 31, 2002	57,500,000
June 30, 2002	58,500,000
September 30, 2002	59,500,000
December 31, 2002	60,000,000

                 3.      Subsection 7.6C of the Credit Agreement is hereby amended by restating it in its entirety as follows:

“C. Consolidated Leverage Ratio. Company shall not permit the Consolidated Leverage Ratio as of the last day of any four Fiscal Quarter period

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Ending on any of the dates set forth below to exceed the correlative ratio indicated:”

Period Ending	Minimum Debt to EBITDA Ratio
September 30, 1998	6.60:1.00
December 31, 1998	6.40:1.00
March 31, 1999	6.20:1.00
June 30, 1999	6.00:1.00
September 30, 1999	5.80:1.00
December 31, 1999	5.50:1.00
March 31, 2000	5.40:1.00
June 30, 2000	5.25:1.00
September 30, 2000	5.10:1.00
December 31, 2000	5.30:1.00
March 31, 2001	5.30:1.00
June 30, 2001	5.25:1.00
September 30, 2001	5.20:1.00
December 31, 2001	5.00:1.00
March 31, 2002	4.90:1.00
June 30, 2002	4.80:1.00
September 30, 2002	4.70:1.00
December 31, 2002	4.45:1.00

D.	Subsection 7.8 - Consolidated Capital Expenditures

                 The last paragraph of subsection 7.8 of the Credit Agreement is hereby amended by restating it in its entirety as follows:

“Notwithstanding the foregoing, Company and its Subsidiaries may fund Consolidated Capital Expenditures in excess of the foregoing limits (i) from any proceeds of an additional issuance of Company Common Stock in a private

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issuance after the Restatement Effective Date and (ii) in an amount not to exceed $27,000,000 (exclusive of capitalized interest) to purchase a fee simple interest in the land for the New Chester Distribution Center and for the development and construction of improvements thereon, provided that $6,000,000 of such expenditures shall be funded from the issuance of additional Company common stock in a private issuance after the date hereof.”

                 Section 2.      LIMITED WAIVER

                 A.      In order to facilitate the take-out financing for the Revolving Loans used to develop and construct the New Chester Distribution Center, subject to the terms and conditions hereof, Requisite Lenders hereby waive compliance with Section 6.9 of the Credit Agreement to the extent, but only to the extent necessary, to permit Collateral Agent to release all of its Liens on the New Chester Distribution Center Collateral upon the incurrence of the New Chester Distribution Center Permanent Financing provided no Event of Default or Potential Event of Default shall then exist and be continuing or would result from such financing. Requisite Lenders further consent to Collateral Agent entering into any documents reasonably required upon the incurrence of the New Chester Distribution Center Permanent Financing, to release the lien of Collateral Agent on behalf of Lenders on the New Chester Distribution Center Collateral to the extent provided for in the immediately proceeding sentence.

                 B.      Without limiting the generality of Section 10.6 of the Credit Agreement, the waiver set forth in this Section 2 shall be limited precisely as written and relates solely to the non-compliance by Company and its Subsidiaries with the provisions of subsection 6.9 of the Credit Agreement in the manner and to the extent set forth above and nothing herein shall be deemed to constitute a waiver of compliance with respect to subsection 6.9 except to the extent expressly set forth in this Section or in any other instance or to constitute a waiver of any other provision of the Credit Agreement or any other instrument or agreement referred to therein.

                 Section 3.      CONDITIONS TO EFFECTIVENESS

                 Sections 1 and 2 of this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Second Amendment Effective Date”):

                 A.      On or before the Second Amendment Effective Date, Company shall deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Second Amendment Effective Date:

1. A certificate of the corporate secretary of Company certifying as of the Second Amendment Effective Date that its Certificate of Incorporation delivered on the Restatement Effective Date pursuant to subsection 4.1 of the Credit Agreement is in full force and effect without modification or amendment, together with a good standing certificate from the Secretary of State of the State of Delaware dated a recent date prior to the Second Amendment Effective Date;

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2. A certificate of the corporate secretary of Company certifying as of the Second Amendment Effective Date that its Bylaws delivered on the Restatement Effective Date pursuant to subsection 4.1 of the Credit Agreement are in full force and effect without modification or amendment;

3. Resolutions of its Board of Directors approving and authorizing the execution, delivery, and performance of this Amendment, certified as of the Second Amendment Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

4. Signature and incumbency certificates of its officers executing this Amendment; and

5. Executed copies of this Amendment.

                 B.      On or before the Second Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and by Arranger and its counsel shall be satisfactory in form and substance to Administrative Agent and to Arranger and its counsel, and Administrative Agent and Arranger and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent and Arranger may reasonably request.

                 C.      On or before the Second Amendment Effective Date AXEL Lenders shall have entered into an amendment and waiver of the AXEL Credit Agreement in the form of Exhibit A hereto and such amendment shall have become effective.

                 D.      On or before the Second Amendment Effective Date, Company shall have delivered to Administrative Agent and Arranger commitment letters for the New Chester Distribution Center Permanent Financing in an amount equal to $20,000,000 and otherwise in form and substance satisfactory to Administrative Agent and Arranger. Approval of any such commitment letters for purposes of this condition shall not be deemed to be approval of the terms of any Indebtedness described therein which shall remain subject to approval under the terms of the definition of New Chester Distribution Center Permanent Financing.

                 E.      On or before the Second Amendment Effective Date, Company shall have paid to each Lender which has delivered to Administrative Agent an executed counterpart of the Amendment on or before such date an amendment fee of 0.25% of the amount of such Lender's outstanding Revolving Loan Commitment.

                 F.      On or before the Second Amendment Effective Date, Lenders shall have received originally executed copies of one or more favorable written opinions of counsel reasonably acceptable to Agents, dated the Second Amendment Effective Date, regarding the (i) due incorporation and good standing of Borrower (ii) due authorization, execution and delivery of this Amendment, (iii) enforceability of this Amendment and the Amended Agreement (as defined in Section 4.A below) under New York law and (iv) the absence of any violation or conflicts with New York law, any charter documents or bylaws or any injunction, order or

AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT	9	EXECUTION

decrees, resulting from the execution, delivery or performance of this Amendment or the Amended Agreement, and otherwise in form and substance reasonably satisfactory to Agents.

                 Section 4.    COMPANY'S REPRESENTATIONS AND WARRANTIES

                In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement and provide waivers thereunder in the manner provided herein, Company represents and warrants to each Lender that the following statements are true, correct and complete:

                 A.      Corporate Power and Authority.  Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”).

                 B.      Authorization of Agreements.  The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of Company.

                 C.      No Conflict.  The execution and delivery by Company of this Amendment and the performance by Company of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, except for any breach or default which could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which have been obtained on or before the Second Amendment Effective Date and disclosed in writing to Lenders and such consents the failure of which to receive could not reasonably be expected to have a Material Adverse Effect.

                 D.      Governmental Consents.  The execution and delivery by Company of this Amendment and the performance by Company of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body the failure of which to receive could not reasonably be expected to cause a Material Adverse Effect.

                 E.      Binding Obligation.  This Amendment and the Amended Agreement have been duly executed and delivered by Company and are the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws

AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT	10	EXECUTION

relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                 F.      Incorporation of Representations and Warranties From Credit Agreement.  The representations and warranties contained in Section 4 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Second Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

                 G.      Absence of Default.  No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

                 Section 5.   ACKNOWLEDGEMENT AND CONSENT

                 Company is a party to the Company Pledge Agreement, Company Security Agreement and the Auxiliary Pledge Agreements, in each case as amended through the Second Amendment Effective Date, pursuant to which Company has created Liens in favor of Administrative Agent on certain Collateral to secure the Obligations. Each Subsidiary Guarantor is a party to Subsidiary Guaranty, Subsidiary Pledge Agreement, Subsidiary Security Agreement and Subsidiary Patent and Trademark Security Agreement, in each case as amended through the Second Amendment Effective Date, pursuant to which such Subsidiary Guarantor has (i) guarantied the Obligations and (ii) created Liens in favor of Administrative Agent on certain Collateral to secure the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty. Company and Subsidiary Guarantors are collectively referred to herein as the “Credit Support Parties”, and the Collateral Documents referred to above are collectively referred to herein as the “Credit Support Documents”.

                Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Credit Support Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all “Guarantied Obligations” and “Secured Obligations,” as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such “Guarantied Obligations” or “Secured Obligations,” as the case may be, in respect of the Obligations of Company now or hereafter existing under or in respect of the Amended Agreement.

                Each Credit Support Party acknowledges and agrees that any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Credit Support Party represents and warrants that all representations and warranties contained in the Amended Agreement and the Credit Support Documents to which it is a party or otherwise bound are true,

AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT	11	EXECUTION

correct and complete in all material respects on and as of the Second Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

                Each Credit Support Party acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Credit Support Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Credit Agreement.

                 Section 6.   MISCELLANEOUS

                 A.       Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

                B.      Fees and Expenses.  Company acknowledges that all costs, fees and expenses as described in subsection 10.2 of the Credit Agreement incurred by Administrative Agent, Arranger and their counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.

                C.      Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

                D.      Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

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                E.      Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon the execution of a counterpart hereof by Company, Requisite Lenders and each of the Credit Support Parties and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

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                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AMSCAN HOLDINGS, INC.

By:	/S/ JAMES M. HARRISON
James M. Harrison, President

AMSCAN INC., (for purposes of Section 4 only) as a Credit Support Party

By:	/S/ JAMES M. HARRISON
James M. Harrison,Executive Vice President

AM-SOURCE, INC., (for purposes of Section 4 only) as a Credit Support Party

By:	/S/ GERALD C. RITTENBERG
Gerald C. Rittenberg, President

TRISAR, INC., (for purposes of Section 4 only) as a Credit Support Party

By:	/S/ GERALD C. RITTENBERG
Gerald C. Rittenberg, President

AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT	S-1	EXECUTION

JCS REALTY CORP., (for purposes of Section 4 only) as a Credit Support Party

By:	/S/ GERALD C. RITTENBERG
Title: Gerald C. Rittenberg, President

SSY REALTY CORP., (for purposes of Section 4 only) as a Credit Support Party

By:	/S/ GERALD C. RITTENBERG
Gerald C. Rittenberg, President

ANAGRAM INTERNATIONAL, INC.,, (for purposes of Section 4 only) as a Credit Support Party

By:	/S/ JAMES M. HARRISON
James M. Harrison, Senior Vice President

ANAGRAM INTERNATIONAL HOLDINGS, INC., (for purposes of Section 4 only) as a Credit Support Party

By:	/S/ JAMES M. HARRISON
James M. Harrison, Senior Vice President

AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT	S-2	EXECUTION

ANAGRAM INTERNATIONAL, LLC, (for purposes of Section 4 only) as a Credit Support Party

By:	Anagram International, Inc., Member

By:	/S/ JAMES M. HARRISON
James M. Harrison, Senior Vice President

And

By:	Anagram International Holdings, Inc., Member

By:	/S/ JAMES M. HARRISON
James M. Harrison, Senior Vice President

ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC, (for purposes of Section 4 only) as a Credit Support Party

By:	Anagram International Holdings, Inc., Sole Member

By:	/S/ JAMES M. HARRISON
James M. Harrison, Senior Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., individually and as Arranger and Syndication Agent

By:	/S/ ELIZABETH FISCHER
Title: Authorized Signatory

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FLEET NATIONAL BANK, individually and as Administrative Agent

By:	/S/ STEPHEN M. CURRAN
Stephen M. Curran, Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/S/ THOMAS E. JOHNSONSTONE
Thomas E. Johnstone, Duly Authorized Signatory

SOUTHERN PACIFIC BANK, as a Lender

By:	/S/ CHERYL A. WASILEWSKI
Cheryl A. Wasilewski, Senior Vice President

TRANSAMERICA BUSINESS CREDIT CORPORATION, as a Lender

By:	/S/ PEG VARONLES
V-P

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